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                                                                   EXHIBIT 10.36

                                    Agreement
                                2000 Compensation

This Agreement made as of the 5th day of January, 2000, between General Motors Corporation, Oldsmobile Division, (herein after referred to as "Oldsmobile") and Bronnercom, LLC. (hereinafter referred to as "Bronnercom").

      FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, Oldsmobile and Bronnercom (herein after referred to as the "parties") agree as follows:

1. This Agreement sets forth the compensation which will be paid by Oldsmobile to Bronnercom for January 1, 2000 through December 31, 2000; it is the intent of the parties that this Agreement be attached to and become part of a Marketing & Advertising Services Agreement between General Motors Corporation and Bronnercom.

2. Oldsmobile will pay Bronnercom a fee for services rendered based on actual hours worked for the agreed upon Core and Brand Support and Promotions services described in the statement of work (attached hereto as Exhibit
      A). Bronnercom's compensation for such services during the period of January 1, 2000 through December 31, 2000 is estimated at $4,743,026, and will be billed by Bronnercom in 12 monthly installments of $395,252.16 on or about the first of each month for that month.

3. All other expenditures (i.e., database vendors, telemarketing vendors, media, production and travel) in connection with the Core and Brand Support Promotions services will be billed separately. Oldsmobile will be billed for such expenditures at net cost on a monthly basis. All cash discounts will be passed on to Oldsmobile. Bronnercom will bill Oldsmobile for all sales and use taxes (if applicable) and other itemized taxes at cost. A travel budget of $310,000 has also been established and cannot be exceeded without prior client approval.

4. On a quarterly basis Bronnercom will reconcile actual costs against billed fee and either issue a credit or invoice for work performed to date. However, if there is a material change in the statement of services, the annual fee may be adjusted if agreed to by the parties. If there is a need to reduce services, Oldsmobile will provide Bronnercom with 90 days notice prior to the reduction of services.

5. Bronnercom will obtain Oldsmobile's written approval of budgets for all incremental work described in Exhibit A as well as work that is outside of Exhibit A prior to undertaking such work, or making any commitments for work or services. The approval of such work or services may be made in the form of a letter ("Work Authorization") detailing the scope of services and the budget for Bronnercom compensation, research, and reimbursable expenses. Such Work Authorization shall be signed by Oldsmobile and Bronnercom, indicating approval of the work to be performed and corresponding budget.

      IN WITNESS WHEREOF, the parties hereby execute this Agreement on the day and year first above written.

                                   General Motors Corporation -
Bronnercom, LLC                    Oldsmobile Division

By: /s/ Robert G. Willms           By:
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Printed Name: Robert G. Willms     Printed Name: Michael D. Sands
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Title: Executive Vice President    Title: Advertising & Sales Promotion Director
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